Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Skillful Craftsman Education Technology Limited on Form F-1 of our report dated July 30, 2019, with respect to our audit of consolidated financial statements of Skillful Craftsman Education Technology Limited and Subsidiaries as of March 31, 2018 and March 31, 2019 and for each of the two years in the period ended March 31, 2019. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

Very truly yours,

BDO China Shu Lun Pan Certified Public Accountants LLP

June 2, 2020